Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Sonoma Pharmaceuticals, Inc. and Subsidiaries (the “Company”) on Form S-1A of our report dated June 21, 2023, with respect to our audits of the consolidated financial statements of the Company as of March 31, 2023 and 2022 and for the years then ended, which is incorporated by reference in this Prospectus on Form S-1A. Our report contained an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Frazier & Deeter, LLC

Tampa, Florida

October 13, 2023